As filed with the Securities and Exchange Commission on July 31, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMstock resources, inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	94-1667468 (IRS Employer Identification No.)

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
(972) 668-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Jay Allison
Chairman of the Board of Directors and Chief Executive Officer
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
(972) 668-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jack E. Jacobsen
Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 740-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.50	78,833,000	$6.32	$498,224,560	$60,385

(1)

Represents the shares of Common Stock issued to the selling stockholders named herein, in connection with that certain Merger Agreement (as defined herein) and that certain Subscription Agreement (as defined herein).

(2)	Calculated in accordance with Rule 457(c) based on the average of the high and low prices of our common stock as reported by the NYSE on July 30, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 31, 2019

Prospectus

COMstock resources, inc.

78,833,000 SHares of Common stock

This prospectus relates to the resale, from time to time, of up to 78,833,000 shares of common stock, par value $0.50 per share (the “Common Stock”) of Comstock Resources, Inc., a Nevada corporation (the “Company”), by the selling stockholders named herein (collectively with the respective transferees, pledgees, donees, assignees or successors of such stockholders, the “selling stockholders”). The Common Stock offered under this prospectus was issued to such selling stockholders pursuant to (i) that certain Agreement and Plan of Merger, dated as of June 7, 2019 (the “Merger Agreement”), by and among the Company, Covey Park Energy LLC, a Delaware limited liability company (“Covey Park”), New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”), and solely for the purposes of Section 5.14 thereof, Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”), and (ii) that certain Subscription Agreement, dated June 7, 2019 (the “Subscription Agreement”), by and among the Company, Arkoma Drilling LP, a Texas limited partnership (“Arkoma”), as successor in interest to Arkoma Drilling CP, LLC, a Texas limited liability company, and Williston Drilling LP, a Texas limited partnership (“Williston” and, together with Arkoma, the “Jones Entities”), as successor in interest to Williston Drilling CP, LLC, a Texas limited liability company.

The selling stockholders may offer, sell, or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Common Stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the Common Stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Common Stock. For more information, see “Plan of Distribution”.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CRK.” On July 30, 2019, the closing price of our Common Stock was $6.57 per share. As of July 31, 2019, there were 184,775,259 shares of Common Stock issued and outstanding.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is, 2019

You should rely only on the information contained in this prospectus or incorporated herein by reference, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. We and the selling stockholders are not offering to sell, or seeking offers to buy, the Common Stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

The Company is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana, and North Dakota. The Company’s stock is traded on the NYSE under the ticker symbol “CRK.”

On July 16, 2019, Covey Park merged with and into the Company pursuant to the Merger Agreement, with the Company as the surviving entity of such merger (the “Merger”). Pursuant to the terms of the Merger Agreement, and as part of the consideration of the Merger, at the effective time of the Merger, all of the equity of Covey Park that was issued and outstanding immediately prior to the effective time of the Merger, was converted into the right to receive 28,833,000 shares of Common Stock (subject to the terms and conditions of the Merger Agreement).

In connection with the Merger, the Company entered into the Subscription Agreement, pursuant to which the Jones Entities purchased, and the Company issued and sold to the Jones Entities, among other things, 50,000,000 shares of Common Stock of the Company for a total consideration of $300.0 million.

Corporate Information

Our principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, and our telephone number is (972) 668-8800. Our website is www.comstockresources.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

The Offering

We are registering for resale by the selling stockholders named herein of up to 78,833,000 shares of Common Stock issued to such selling stockholders in connection with the Merger Agreement and the Subscription Agreement.

Resale of Common Stock by Selling Stockholders

Common Stock offered by the selling stockholders	78,833,000 shares of Common Stock.

Common Stock outstanding prior to and after this offering	The number of shares of Common Stock outstanding will not be impacted by sales by the selling stockholders named herein.

Use of proceeds	We will not receive any proceeds from the sale of Common Stock by the selling stockholders named herein.

Trading market and ticker symbol	Our Common Stock is quoted on the NYSE under the symbol “CRK”.

Risk Factors	Investing in the Common Stock involves risks. Before investing in the Common Stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in the Common Stock involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of the Common Stock could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated herein by reference. These forward-looking statements relate to, among other things, expectations for future financial performance, business strategies and expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the future financial performance of the company;
•	expansion plans and opportunities; and
•

other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “could,” “might,” “predict,” “should,” “would,” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in the Common Stock. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ may include, without limitation:

•	the volatility of prices and supply of, and demand for, oil and natural gas;
•	the timing and success of our drilling activities;
•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;
•	our ability to successfully identify, execute or effectively integrate future acquisitions;
•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;
•	our ability to effectively market our oil and natural gas;
•	the availability of rigs, equipment, supplies and personnel;
•	our ability to discover or acquire additional reserves;
•	our ability to satisfy future capital requirements;
•	changes in regulatory requirements;
•	general economic conditions, status of the financial markets and competitive conditions; and
•	our ability to retain key members of our senior management and key employees.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders.”

The selling stockholders will be responsible for any broker or similar commissions and any legal fees or other costs of any of the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including (i) all registration and filing fees. (ii) printing expenses, messenger, telephone and delivery expenses, (iii) fees and expenses of our counsel, auditors, independent engineers and accountants, and (iv) all expenses related to marketing the sale of the Common Stock.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the Common Stock being offered for resale by this prospectus, which consist of 78,833,000 shares of Common Stock issued to such selling stockholders in connection with the Merger Agreement and the Subscription Agreement. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees.

The table below provides information regarding the selling stockholders and the Common Stock that the selling stockholders may offer and sell from time to time under this prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees, or other successors-in-interest.

Because each selling stockholder may dispose of all, none or some portion of their Common Stock, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of Common Stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional shares of Common Stock during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Common Stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Name of Selling Stockholders	Shares Beneficially Owned Prior to this Offering		Percentage of Shares Beneficially Owned Prior to this Offering(1)	Shares to be Sold Pursuant to this Offering	Shares Beneficially Owned After this Offering		Percentage of Shares Beneficially Owned After this Offering
Covey Park Holdings LLC	28,833,000	(2)	15.6%	28,833,000	0	(5)	0%
Arkoma Drilling, L.P.	104,521,077	(3)	56.6%	37,715,000	66,806,077		36.2%
Williston Drilling, L.P.	34,050,352	(4)	18.4%	12,285,000	21,765,352		11.8%

(1)	Based on 184,775,259 shares of our Common Stock outstanding on July 31, 2019.
(2)

Under Rule 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”), Covey Park Holdings LLC (“Covey Park Holdings”) may be deemed to beneficially own 167,404,429 shares of Common Stock, which consists of (i) 28,833,000 shares of Common Stock owned by Covey Park Holdings and (ii) 138,571,429 shares of Common Stock owned by Arkoma, Williston, Blue Star Exploration Company (“Blue Star”) and Jerral W. Jones, over which Covey Park Holdings may be deemed to have voting power as a result of their rights under that certain Shareholders Agreement, dated as of June 7, 2019, by and among Arkoma, Williston, Arkoma Drilling CP, LLC, Williston Drilling CP, LLC, Holdings, Covey Park Holdings, the Company and Mr. Jones (the “Shareholders Agreement”); however, Covey Park Holdings disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. Covey Park Holdings is managed by a board of managers, a majority of which is appointed by Covey Park Investment Holdings LLC (“Investment Holdings”).  Any actions taken by Investment Holdings must be unanimously approved by its members, DCPF VI Oil and Gas Coinvestment Fund LP (“Co-Invest”), Denham Commodity Partners Fund VI LP (“Fund VI”) and Covey Park VI-A Intermediate LP (“Intermediate”).  Co-Invest is managed by its general partner, DCPF VI GP O&G LP (“DCPF GP LP”), which is managed by its general partner, DCPF VI GP O&G LLC (“DCPF GP LLC”).  Each of Fund VI and Intermediate is managed by its general partner, Denham Commodity Partners GP VI LP (“GP VI LP”), which is managed by its general partner, Denham GP VI LLC (“GP VI LLC”). Each of GP VI LLC and DCPF GP LLC is controlled by Stuart D. Porter. Accordingly, each of Investment Holdings, Co-Invest, Fund VI, DCPF GP LP, GP VI LP, GP VI LLC, DCPF GP LLC and Stuart D. Porter may be deemed to be the beneficial owner of these shares; however, each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein.  The address of Covey Park Holdings is c/o Denham Capital Management LP, 185 Dartmouth Street, 7th Floor, Boston, Massachusetts 02116.

(3)

Blue Star is the general partner of Arkoma and Mr. Jones is a director and the sole shareholder of Blue Star. By virtue of these relationships, Blue Star and Mr. Jones may be deemed to share voting and dispositive control over the shares of Common Stock held by Arkoma. The address of each of the foregoing persons is One Cowboys Way, Frisco, Texas 75034. Mr. Jones disclaims beneficial ownership of any shares of Common Stock held or beneficially owned by Arkoma or Blue Star in excess of his pecuniary interest therein.

(4)

Blue Star is the general partner of Williston and Mr. Jones is a director and the sole shareholder of Blue Star. By virtue of these relationships, Blue Star and Mr. Jones may be deemed to share voting and dispositive control over the shares of Common Stock held by Williston. Mr. Jones disclaims beneficial ownership of any shares of Common Stock held or beneficially owned by Williston or Blue Star in excess of his pecuniary interest therein.

(5)

Upon sale of the 28,833,000 shares Covey Park Holdings has dispositive power over, its rights under the Shareholders’ Agreement will be terminated and it will no longer be deemed to have beneficial ownership of the 138,571,429 shares of Common Stock owned by Arkoma, Williston, Blue Star and Mr. Jones.

Merger Agreement

On June 7, 2019, the Company entered into the Merger Agreement with Covey Park, Holdings, and solely for purposes of Section 5.14 thereof,  Current Holdings, which provided the terms and conditions for the Merger. On July 15, 2019, the parties to the Merger Agreement entered into the First Amendment to the Merger Agreement, which clarified (i) the Merger Consideration definition to reflect a deduction of certain of Holdings’ transaction expenses and (ii) the administration and payment of certain cash severance payments.

The Merger between the Company and Covey Park occurred on July 16, 2019, with the Company as the surviving entity. At the effective time of the Merger, all of the equity of Covey Park that was issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive (i) 28,833,000 shares of Common Stock (such shares of Common Stock, the “Common Stock Consideration”), (ii) 210,000 shares of Preferred Stock, newly designated as Series A Redeemable Convertible Preferred Stock par value $10.00 per share (the “Series A Preferred Stock” and, together with the Common Stock Consideration, the “Stock Consideration”), and (iii) cash in an amount equal to $700.0 million plus the Series A Preferred Balance (as defined in the Merger Agreement) (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

Subscription Agreement

In connection with the Merger, on June 7, 2019, the Company entered into the Subscription Agreement with the Jones Entities, pursuant to which the Jones Entities agreed to purchase, and the Company agreed to issue and sell to the Jones Entities: (i) 50,000,000 shares of Common Stock for total consideration of $300.0 million; and (ii) 175,000 shares of Preferred Stock newly designated as Series B Redeemable Convertible Preferred Stock par value $10.00 per share (“Series B Preferred Stock”) of the Company for total consideration of $175.0 million.

Amended and Restated Registration Rights Agreement

In connection with the transactions contemplated by the Merger Agreement, the Company, Arkoma and Williston amended and restated the Registration Rights Agreement, dated August 3, 2018, that was entered among the parties by entering into the Amended and Restated Registration Rights Agreement (the “A&R Registration Agreement”). The A&R Registration Agreement adds Holdings as a party to the A&R Registration Agreement and provides the Holders (as defined in the A&R Registration Agreement) with customary registration rights. The A&R Registration Agreement, among other things, requires the Company to file, not later than 45 days after the closing of the Merger, a shelf registration statement under the Securities Act to permit the public resale of all of the Registrable Securities (as defined A&R Registration Agreement) held by the Holders from time to time as permitted by Rule 415 under the Securities Act. In certain circumstances, and subject to certain qualifications and limitations, holders of Registrable Securities will have piggyback registration rights on offerings of Common Stock by the Company as well as the right to request that the Company initiate an Underwritten Offering (as defined A&R Registration Agreement) when they reasonably expect certain gross proceeds from any such Underwritten Offering.

Shareholders Agreement

Also in connection with the transactions contemplated by the Merger Agreement, Arkoma, Williston, Arkoma Drilling CP, LLC, Williston Drilling CP, LLC, Mr. Jones, Holdings and Covey Park Holdings entered into the Shareholders Agreement in order to establish various arrangements with respect to the governance of the Company after the closing of the Merger and the other transactions contemplated by the Merger. Pursuant to the Shareholders Agreement, immediately following the effectiveness of the Merger, the parties thereto undertook all necessary action to cause the Board of Directors of the Company (the “Board”) to include one director designated by Holdings, initially Jordan Marye, and to ensure the number of directors serving on the Board does not exceed nine directors.

PLAN OF DISTRIBUTION

We are registering the resale of the shares of Common Stock held by the selling stockholders named herein. The selling stockholders, which as used herein includes their transferees, pledgees, donees, assignees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Stock on the NYSE or any other stock exchange, market or trading facility on which such Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwriting transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of shares of Common Stock at a stipulated price;
•	distribution to employees, members, limited partners or stockholders of selling stockholders;
•	a combination of any such methods of sale;
•	“at the market” or through market makers or into an existing market for the shares; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell their Common Stock short and deliver shares of Common Stock to close out their short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell the shares of Common Stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may resell all or a portion of the Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their Common Stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the Common Stock being offered by the selling stockholders named herein.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares of Common Stock for whom they may act as agents. In addition, underwriters may sell the Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the Common Stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If the selling stockholders want to sell their Common Stock under this prospectus in the United States, the selling stockholders will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for selling stockholders will be able to advise a selling stock holder in which states the Common Stock are exempt from registration for secondary sales.

Any person who purchases the Common Stock from a selling stockholder offered by this prospectus who then wants to sell such Common Stock will also have to comply with blue sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling stockholder indicates in which state(s) it desires to sell its Common Stock, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their Common Stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling stockholders (and each selling stockholder’s officers and directors and each person who controls such selling stockholder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to us by such selling stock holder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the Common Stock covered by this prospectus, including with regard to compliance with state securities or blue sky laws. Otherwise, any broker or similar commissions, and any legal fees or other costs of the selling stockholders incurred in connection with the sale of the Common Stock offered hereby will be paid by the selling stockholders.

DESCRIPTION OF CAPITAL Stock

The following description of our capital stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations, each as amended from time to time, and by applicable provisions of the common law of the State of Nevada. For the complete terms of the capital stock, please refer to our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations, which are incorporated by reference into the registration statement, which includes this prospectus.

General

We are a company incorporated under the laws of the State of Nevada and our affairs are governed by our Second Amended and Restated Articles of Incorporation (as amended, our “Articles of Incorporation”), our Amended and Restated Bylaws (as amended, our “Amended and Restated Bylaws”), and the common law of the State of Nevada. On July 16, 2019, we filed an Amendment to our Articles of Incorporation increasing the number of authorized shares of Common Stock from 155,000,000 to 400,000,000. In addition, we filed a Certificate of Designations (the “Certificate of Designations”) with the Nevada Secretary of State for the Company’s newly issued Series A Preferred Stock and Series B Preferred Stock. Therefore, our authorized capital stock currently consists of 400,000,000 shares of Common Stock, par value $0.50 per share, as well as 5,000,000 shares of Preferred Stock, par value $10.00 per share. As of July 31, 2019, there were (i) approximately 184,775,259 shares of common stock issued and outstanding, (ii) 210,000 shares of Series A Preferred Stock issued and outstanding, and (iii) 175,000 shares of Series B Preferred Stock issued and outstanding. The following description summarizes certain terms of our shares as set out more particularly in our Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of Common Stock can elect all of the members of the board of directors standing for election. All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we offer and issue under this prospectus, and any related prospectus supplement, will also be fully paid and non-assessable.

Dividends may be paid to the holders of Common Stock when, as, and if declared by the board of directors out of funds legally available for their payment, subject to the rights of the holders of Preferred Stock, if any. On February 13, 2015, we announced that the dividend was being suspended until oil and natural gas prices improve. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share equally, in proportion to the number of shares of Common Stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding Preferred Stock, if any, have received their liquidation preferences in full. Holders of Common Stock are not entitled to preemptive purchase rights in future offerings of our Common Stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to Nevada law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our Common Stock is so registered.

Preferred Stock

Holders of Preferred Stock shall be entitled to receive dividends in an amount equal to a dividend rate of 10% per annum on the Liquidation Value (as defined in the Certificate of Designations). Dividends will be paid in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2019.

In the event that:

•	the Company does not pay a dividend in full on the applicable dividend date,
•	the Common Stock ceases to be listed or quoted on any national securities exchange, or
•

the Company fails to cause a shelf registration statement with respect to the registrable securities to be declared effective 30 days prior to the first anniversary of the initial issue date of the Preferred Stock, the Dividend Rate will be increased by up to 6% per annum, in accordance with the terms of the Certificate of Designations.

Dividends will be paid in cash if the Company has funds legally available for payment and the Board declares a cash dividend payable. Unless all accrued dividends are paid, the Company may not declare dividends on shares of the Company’s capital stock ranking junior to the Preferred Stock, subject to customary exceptions.

Liquidation Preference

In the event of any liquidation, winding up or dissolution of the Company, each holder of Preferred Stock will be entitled to receive out of the Company’s assets legally available for distribution to its stockholders, in accordance with the ranking of the Preferred Stock discussed below, an amount in cash per share of Preferred Stock equal to the greater of (i) the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share of Preferred Stock, and (ii) solely in the event that a liquidation, winding up or dissolution of the Company occurs following the 12-month anniversary of the initial issue date of the Preferred Stock, the market value of the number of shares of Common Stock into which a share of Preferred Stock is convertible determined as of the trading day immediately prior to such liquidation, winding up or dissolution.

Ranking

The Preferred Stock ranks senior to the Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Preferred Stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. Between the Series A Preferred Stock and Series B Preferred Stock, Series A Preferred Stock ranks senior to the Series B Preferred Stock.

Voting Rights

Holders of Preferred Stock have limited voting rights under Nevada law, the Articles of Incorporation and the terms of the Certificate of Designations. Under the terms of the Certificate of Designations, in addition to certain other actions, the Company may not, without the affirmative vote of at least a majority of the holders of the Series A Preferred Stock voting as a single class and the Series B Preferred Stock voting as a single class: (i) pay any dividends in respect of junior stock, subject to customary exceptions; (ii) issue any capital stock ranking senior or pari passu to the Preferred Stock; (iii) delist the Common Stock from a national securities exchange or enter into certain merger or acquisition transactions; however, the Preferred Stock will not have a right to vote on any material sale of assets, merger, consolidation or Change of Control (as defined in the Certificate of Designations) transaction (discussed below) if the Company agrees to redeem the Preferred Stock in full for cash in the amount determined pursuant to the terms of the Certificate of Designations; (iv) amend the terms of the Articles of Incorporation or the Certificate of Designations in whole or in part, by merger, consolidation or otherwise, so as to adversely affect the rights, preferences, privileges or powers of the shares of Preferred Stock; (v) voluntarily authorize, declare or initiate any bankruptcy, liquidation or dissolution proceedings, may not issue any equity securities of its subsidiaries other than to another subsidiary or in connection with the contribution of any assets or cash in excess of $10.0 million to any person that is not wholly-owned by the Company; or (vi) enter into any agreement that expressly prohibits the Company from declaring and paying dividends to the holders of the Preferred Stock.

Holder Conversion

The conversion price of the Preferred Stock is $4.00 per share of Common Stock, subject to adjustment pursuant to customary anti-dilution provisions as contained in the Certificate of Designations. At any time after July 16, 2020, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the then prevailing Conversion Rate. Holders may receive cash in lieu of fractional shares.

Special Rights Upon a Change of Control

In connection with any Change of Control, defined in the Certificate of Designations but generally meaning (i) the consummation of any transaction the result of which is that any person, other than any Permitted Holder (as defined in the Certificate of Designations), becomes the beneficial owner of more than 50% of the voting stock of the Company, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company, or (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, holders of Preferred Stock may convert all but not less than all shares of Preferred Stock into Common Stock at the then prevailing Conversion Rate (as defined in the Certificate of Designations). Alternatively, holders may elect to require the Company to purchase all but not less than all of its shares of Preferred Stock for cash at a purchase price per share equal to the Change of Control Cash Price (as defined in the Certificate of Designations). The Company will only be required to pay the Change of Control Cash Price to the extent permitted by the Company’s current indentures.

In addition, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of a Change of Control or Take-Private Transaction (as defined in the Certificate of Designations) in which all of such Holder’s shares are not redeemed in full for the Change of Control Cash Price or the Take-Private Cash Price (as defined in the Certificate of Designations), equal to the Change of Control Cash Price except that the price paid per share of Common Stock in the applicable Take-Private Transaction shall be substituted for the closing sale price of the Common Stock on the trading day immediately prior to a Change of Control transaction in calculating the cash price per share.

Company Optional Redemption

At any time, but subject to the right of the holders to convert their shares of Preferred Stock into Common Stock subsequent to July 16, 2020, the Company may elect to cause any and all shares of Preferred Stock to be redeemed for cash at a redemption price equal to the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share. In no event may Series B Preferred Stock be redeemed to the extent any shares of Series A Preferred Stock remain outstanding. Customary notice and redemption procedure provisions apply. The Company may assign the right to exercise its redemption right to a third party, and such third party will be entitled to exercise such right on the same terms as the Company provided that such party will be required to convert any acquired shares of Series A Preferred Stock immediately following the acquisition of such shares.

Anti-Takeover Provisions

Our Articles of Incorporation, our Amended and Restated Bylaws, and Nevada common law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (“N.R.S.”), which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

o	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;
o	having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or
o	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or
•

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•	if any of the following actions occurs:
o

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

o	recapitalization of the corporation;
o	merger or consolidation of the corporation with any subsidiary;
o	or any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

•

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or
•

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of Common Stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds that constitute a controlling interest:

•	at least one-fifth but less than one-third;
•	at least one-third but less than a majority; and
•	a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our Articles of Incorporation and Amended and Restated Bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the N.R.S.

Our Transfer Agent

American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our Common Stock.

Listing of Common Stock

Our Common Stock trades on the NYSE under the symbol “CRK”.

LEGAL MATTERS

Certain legal matters in connection with the offering described in this prospectus will be passed upon for us by Woodburn and Wedge, with respect to matters of Nevada law. Any underwriters will be advised about legal matters by their own counsel, who will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The statements of assets acquired and liabilities assumed and revenues and direct operating expenses of the Bakken Shale Properties for the year ended December 31, 2017 included in our Current Report on Form 8-K/A dated October 30, 2018, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and incorporated herein by reference. Such statements of assets acquired and liabilities assumed and revenues and direct operating expenses are incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Covey Park Energy LLC and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information included in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2018, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the Common Stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website at www.comstockresources.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below (excluding, in each case, any information therein deemed furnished rather than filed).

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed with the SEC on May 9, 2019;
•	our Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019;

•	our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on October 30, 2018; June 3, 2019; June 10, 2019; and July 18, 2019; and
•

the description of our Common Stock contained in our registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Comstock Resources, Inc.

Attention: Roland O. Burns, President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.comstockresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee		$60,385
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Other		*
Total	$	*

*    These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.  We will bear all costs, expenses and fees in connection with the registration of the shares of the Common Stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders, however, will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Common Stock.

Item 15.	Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was, is or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Article VI, “Indemnification of Directors, Officers, Employees and Agents,” of the Company’s Amended and Restated Bylaws provides as follows with respect to indemnification of the Company’s directors, officers, employees and agents:

Section 1. To the fullest extent allowed by Nevada law, any director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

(a)	an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or
(b)	the payment of dividends in violation of N.R.S. 78.300.

Section 2. The Company shall indemnify each director, officer, employee and agent, now or hereafter serving the Company, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Company’s request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term “expenses” shall include but not be limited to all expenses, costs, attorneys’ fees, judgments (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Company. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Company shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Company; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Company in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Company, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee, representative or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in these Bylaws.

Section 4. The Company may indemnify each person, though he is not or was not a director, officer, employee or agent of the Company, who served at the request of the Company on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Company.

Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Bylaws.

Item 16.	Exhibits

Exhibit No.	Description

2.1**

Agreement and Plan of Merger, dated June 7, 2019, by and among the Company, Covey Park Energy LLC, New Covey Park Energy LLC and Covey Park Energy Holdings LLC (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated June 10, 2019).

2.2

First Amendment to Agreement and Plan of Merger, dated July 15, 2019, by and among the Company, Covey Park Energy LLC, New Covey Park Energy LLC and Covey Park Energy Holdings LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated July 18, 2019).

3.1	Second Amended and Restated Articles of Incorporation dated August 13, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated August 15, 2018).

3.2	Amendment to Second Amended and Restated Articles of Incorporation dated July 16, 2019 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated July 18, 2019).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated August 21, 2014).

3.4	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated August 22, 2018).

Exhibit No.	Description
3.5	Second Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated July 18, 2019).

4.1

Indenture, dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company LLC, as trustee for the 9¾% Senior Notes due 2026 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated August 6, 2018).

4.2

First Supplemental Indenture dated August 14, 2018 among the Company, the Guarantors and American Stock Transfer & Trust Company, LLC, Trustee for the 9¾% Senior Notes due 2026  (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K dated August 15, 2018).

4.3

Supplemental Indenture dated July 16, 2019 among the Company, the Guaranteeing Subsidiaries and Wells Fargo Bank, National Association for the 7½% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated July 18, 2019).

4.4

Supplemental Indenture dated July 16, 2019 among the Company, the Guaranteeing Subsidiaries and Wells Fargo Bank, National Association for the 7½% Senior Notes due 2025  (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K dated July 18, 2019).

4.5

Supplemental Indenture dated July 16, 2019 among the Company, the Guarantors and American Stock Transfer & Trust Company, LLC for the 9.75% Senior Notes due 2026  (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K dated July 18, 2019).

4.6

Certificate of Designations of Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K dated July 18, 2019).

4.7

Shareholders Agreement, dated June 7, 2019, by and among the Company,  Arkoma Drilling CP, LLC, Williston Drilling CP, LLC, Arkoma Drilling, L.P., Williston Drilling, L.P., New Covey Park Energy LLC and Jerral W. Jones (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2019).

5.1*	Opinion of Woodburn and Wedge.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

23.4*	Consent of Independent Petroleum Engineers.

23.5*	Consent of Woodburn and Wedge (Included in Exhibit 5.1).

24.1*	Power of Attorney (Included on the Signature Pages to the Registration Statement).

*	Filed herewith

** Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 31, 2019.

COMSTOCK RESOURCES, INC.

By:	/s/ M. Jay Allison
M. Jay Allison
Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below constitutes and appoints M. Jay Allison and Roland O. Burns, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ M. Jay Allison	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 31, 2019
M. Jay Allison

/s/ Roland O. Burns	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2019
Roland O. Burns

/s/ Elizabeth B. Davis	Director	July 31, 2019
Elizabeth B. Davis

/s/ Morris E. Foster	Director	July 31, 2019
Morris E. Foster

/s/ Jim L. Turner	Director	July 31, 2019
Jim L. Turner

/s/ Jordan T. Marye	Director	July 31, 2019
Jordan T. Marye

/s/ John D Jacobi	Director	July 31, 2019
John D. Jacobi